Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of December 30, 2005 (this “Supplemental Indenture”), is entered into by and among PACIFICARE HEALTH SYSTEMS, LLC., a Delaware limited liability company (the “Company”), as successor by merger to PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (“UnitedHeath Group”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company of California, N.A.), a national banking association, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, PacifiCare and the Trustee have entered into that certain Indenture, dated as of November 22, 2002 (the “Original Indenture”), providing for the issuance of PacifiCare’s 3% Convertible Subordinated Debentures Due 2032 (the “Securities”);

WHEREAS, PacifiCare, UnitedHealth Group and Point Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group (“Point”), have entered into an Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”);

WHEREAS, on December 20, 2005, PacifiCare was merged (the “Merger”) with and into Point, pursuant to the Merger Agreement and the terms and conditions set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware on such date;

WHEREAS, in connection with the consummation of the Merger, PacifiCare, Point, UnitedHealth Group and the Trustee have entered into that certain First Supplemental Indenture, dated as of December 20, 2005 (such First Supplemental Indenture, together with the Original Indenture, the “Indenture”), providing for the assumption by and the substitution of Point for all of the rights and obligations of PacifiCare under the Indenture and the Securities.

WHEREAS, immediately following the consummation of the Merger, Point was renamed PacifiCare Health Systems, LLC and now conducts the business of PacifiCare;

WHEREAS, Section 9.1(k) of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities without the consent of any Securityholder with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which will not materially adversely affect the interests of the Holders of the Securities;

WHEREAS, Section 3.12 of the Indenture requires, among other things, that the Company comply with Rule 13e-4 and Rule 14e-1 under the Exchange Act (the “Tender Offer Rules”) when complying with Sections 3.7 and 3.8 of the Indenture if the offer under such Sections constitutes an “issuer tender offer” for purposes of the Tender Offer Rules at the time;

WHEREAS, certain provisions of Section 3.7(a) and 3.9 of the Indenture are inconsistent with the requirements of the Tender Offer Rules as currently in effect; and

WHEREAS, the Company and the Trustee desire to supplement and amend the Indenture to remove the above-referenced inconsistency and such amendment will not adversely affect the interests of the Holders of the Securities.

NOW, THEREFORE, for and in consideration of the premises set forth above, each of the Company and the Trustee agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. The first sentence of subparagraph (1) of Section 3.7(a) of the Indenture up to the word “stating” shall be amended and restated in its entirety to read as follows:

“(1) delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Purchase Date until the close of business on such Purchase Date stating:”

Section 2.02. The penultimate paragraph of Section 3.7(a) of the Indenture shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 3.7(a) shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.9.”

Section 2.03. The last paragraph of Section 3.9 of the Indenture up to the word “specifying:” shall be amended and restated in its entirety to read as follows:

“A Purchase Notice or Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Purchase Notice or Fundamental Change Purchase Notice at any time prior to the close of business on the Purchase Date or Fundamental Change Purchase Date specifying:”

ARTICLE 3

MISCELLANEOUS

Section 3.01. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.

Section 3.02. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.03. The provisions of this Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article IX of the Indenture.

Section 3.04. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.05. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

Section 3.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

PACIFICARE HEALTH SYSTEMS, LLC

By:	/s/ Robert Oberrender
Name:	Robert Oberrender
Title:	Treasurer

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Robert Oberrender
Name:	Robert Oberrender
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

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